As filed with the U.S. Securities and Exchange Commission on June 25, 2021

Securities Act File No. 333-184361
Investment Company Act File No. 811-22759

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

☒ REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☐ Pre-effective Amendment No.

☒ Post-effective Amendment No. 13

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒ Amendment No. 21

THE PRIVATE SHARES FUND

(Exact name of Registrant as specified in Charter)

100 Wall Street, Floor 20

New York, NY 10005

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code:

(800) 834-8707

Kevin Moss

c/o Liberty Street Advisors, Inc.
100 Wall Street, Floor 20
New York, NY 10005

(Name and Address of Agent for Service)

Copies to:

Mark D. Perlow, Esq.

Dechert LLP

One Bush Street

Suite 1600

San Francisco, Ca 94104

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to Section 8(c), or as follows:
☐	immediately upon filing pursuant to paragraph (b) of Rule 486.
☒	on July 7, 2021 pursuant to paragraph (b) of Rule 486.
☐	60 days after filing pursuant to paragraph (a) of Rule 486.
☐	on (date) pursuant to paragraph (a) of Rule 486.

If appropriate, check the following box:

☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☒	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

Contents of Registration Statement

Cover Page

This Post-Effective Amendment No. 13, Amendment No. 21 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to Rule 486(b)(1)(iii) under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended, solely to designate July 7, 2021 as the new effective date for Post-Effective Amendment No. 12, Amendment No. 20 filed pursuant to Rule 486(a) under the Securities Act on April 27, 2021. This Post-Effective Amendment No. 13, Amendment No. 21 neither amends nor supersedes any information contained in Post-Effective Amendment No. 12, Amendment No. 20.

Contents of Registration Statement

Prospectus and Statement of Additional Information — The Private Shares Fund (formerly, the SharesPost 100 Fund) — incorporated by reference to Post-Effective Amendment No. 12, Amendment No. 20 to the Registrant’s Registration Statement on Form N-2 filed on April 27, 2021, EDGAR Accession No. 0001104659-21-055077.

Part C — incorporated by reference to Post-Effective Amendment No. 12, Amendment No. 20 to the Registrant’s Registration Statement on Form N-2 filed on April 27, 2021, EDGAR Accession No. 0001104659-21-055077.

Signature Page

The sole purpose of this filing is to delay the effective date for the Registrant’s Post-Effective Amendment No. 12, Amendment No. 20 to the Registrant’s Registration Statement on Form N-2 filed on April 27, 2021.

SIGNATURES

Pursuant to the requirements of the 1933 Act and the Investment Company Act of 1940, the Registrant certifies that it meets all the requirements for effectiveness pursuant to Rule 486(b) under the Securities Act of 1933 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, and State of California, on the 25th day of June, 2021.

THE PRIVATE SHARES FUND

By: /s/ Kevin Moss

Name: Kevin Moss
Title: President and Principal Executive Officer

Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Kevin Moss Name: Kevin Moss	President	June 25, 2021

/s/ John Sweeney* Name: John Sweeney	Treasurer and Chief Financial Officer	June 25, 2021

/s/ Mark Radcliffe* Name: Mark Radcliffe	Independent Trustee	June 25, 2021

/s/ Robert J. Boulware* Name: Robert J. Boulware	Independent Trustee	June 25, 2021

*/s/ Kevin Moss

By: Attorney-in-fact acting pursuant to powers of attorney previously filed.